EMPLOYEE ACKNOWLEDGMENT ETHICS Corporate Objectives, Policies, and Guidelines for Employee Conduct “I have received and read Teledyne Technologies Corporate Objectives, Policies, and Guidelines for Employee Conduct, and acknowledge that this represents the Company’s policy and my obligation to foster and comply with these policies.” Signature Employee’s Name (Please Print) Date Please return to your Human Resources Representative ETHICS Corporate Objectives, Policies, and Guidelines for Employee Conduct 12333 West Olympic Boulevard Los Angeles, CA 90064-1021 HELP LINE 1-877-666-6968

ETHICS
Corporate Objectives, Policies, and Guidelines for Employee Conduct
This booklet contains the Company’s Standards of Business Conduct. It discusses the legal and ethical principles that must guide all of us in our work. To be useful, it should be kept handy and reviewed frequently. You should become familiar with its contents and use it as a guide for your conduct and dealings with other employees, customers, suppliers, our stockholders, the public, and government agencies.

Teledyne Technologies Employees:
I want to take this opportunity to share my perspective on our ethical standards and business practices that form the foundation of our operations.
Teledyne Technologies will conduct its business in an ethical and proper manner at all times, and in full compliance with all policies, laws, and regulations. We expect our suppliers, contractors, agents, consultants and representatives to adhere to these standards as well.
If you come across a problem, if you are not sure what is right in a particular situation, if you think others in our company are not following these guidelines, it is your job to let us know. If, after reading this letter and the accompanying guidelines, you have questions or suggestions, I hope you will discuss this with your supervisor or anyone listed at the end of this booklet. We want to help you make the right decisions. Always feel free to call your company’s Ethics Officer, or call the Corporate Ethics Help Line. The toll free number is (877) 666-6968.
A good reputation is difficult to earn, easy to lose and almost impossible to regain. We must not lose sight of this. Together we have what it takes to compete at the forefront of our chosen market segments. I am relying on your integrity and continued dedication to help keep us there. Thank you for doing your part to maintain an ethical work environment.

Robert Mehrabian
Chairman, President and
Chief Executive Officer
November 3, 2005

ETHICS
Corporate Objectives, Policies, and Guidelines for Employee Conduct
Guidelines for Employee Conduct
This booklet summarizes the Company’s objectives, policies and guidelines (“Guidelines”) for employee conduct. These Guidelines are the foundation of the values we share equally at every Teledyne Technologies Incorporated company, division, subsidiary, and affiliate (collectively referred to as the “Company” in this booklet). Each employee, director, officer, and representative is responsible for fully implementing the business practices and corporate policies of the Company. A good employee resource for learning more about those practices and policies is on our Intranet.
Shared Value:   We Obey The Law
We are a company committed to more than merely following laws and regulations. In each of our actions we strive for the highest level of integrity and ethics in our dealings with each other, our customers, our suppliers, our stockholders, the public, and government agencies. Our shared values help us to follow the law while creating long-term benefits for you, our coworkers, our customers, our shareholders, and the communities where we work and live.
Each employee must comply with federal, state, local, and foreign laws and regulations that apply to our business operations. Many of these laws are complex, and some may affect our various business units differently. Although it is impossible to summarize every relevant law in this booklet, some of the laws and regulations frequently encountered in our business include those related to antitrust, the environment, government contracting, international business, political activities, trading in securities, copyright laws, and the Sarbanes-Oxley Act.
The antitrust laws of the United States are intended to promote free and open competition. Employees that negotiate business deals need to be especially familiar with these laws and understand that we may not “fix prices,” engage in illegal reciprocal arrangements, disparage competitors, or otherwise violate or attempt to circumvent provisions of federal or state antitrust laws. For example, no employee and a competitor may discuss prices or the terms of sales with competitors; the division of territories or markets; the allocation of customers; or boycotting customers or suppliers. More information about antitrust laws is posted on Teledyne’s Intranet and contained in the Teledyne Government Contracting Guidelines, often referred to as the “Whitebook”. Any employee who is unsure about the antitrust laws should seek guidance from the Company’s Legal Department. Violations may result in severe penalties to the Company and/or a prison term for the person who breaks the law.
It is the policy of our Company to continue to maintain and operate our businesses in full compliance with applicable environmental laws, regulations, and our corporate environmental management guidelines, a copy of which is also available on our Intranet. We recognize the importance of our environment and natural resources, and encourage all our employees to embrace our responsibility to society when using and planning the use of natural resources. We should take an active role in discovering and implementing means to prevent harm to our environment and to our natural resources.
We will pursue, win, and perform contracts with our U.S. Government customers and their prime contractors using the same values, principles, and practices we apply to our commercial business, while adhering to the unique requirements that apply when conducting business with the U.S. Government.

ETHICS
Corporate Objectives, Policies, and Guidelines for Employee Conduct
Our commitment includes:
•	Following the procedures in the Teledyne Technologies’ Government Contracting Guidelines, often referred to as the “Whitebook”;

•	Properly handling and controlling classified and other controlled material; and,

•	Strictly complying with the rules that prohibit giving gifts or gratuities to government employees.
We will pursue, win, and perform our international contracts according to the same values, principles, and practices we apply to our domestic business. In addition, we will adhere to the laws that apply in the countries where we do business, as well as the U.S. laws regulating foreign commerce. Our commitment includes the following:
•	Each employee will follow the Company policies for Export Controls, the Foreign Corrupt Practices Act, and the policies for Retention of International Sales Representatives and Distributors.

•	Employees engaged in export activities will obtain timely U.S. export licenses for the export of applicable products and technology — all related documentation will accurately and completely represent the transaction in accordance with requirements.

•	We will not engage in, or support, boycotts of any person, group, or country in violation of the U.S. anti-boycott laws.

•	We will not offer or provide payments directly or indirectly or through an agent or representative, to any government official or politician in the U.S. or abroad to influence an official act or decision or to obtain a business advantage.

•	We will not export to any country or entity in violation of U.S. Government prohibitions. Adequate screening mechanisms will be implemented to promote adherence with this requirement.

•	Although the law, regulations, procedures and processes may be different when we do business with foreign, state or local entities, we apply the same rigorous company policies for compliance and ethics as are applicable to the U.S. Government.
A good resource for learning more about the Company’s export control policies is on our Intranet. Violating the laws controlling international business transactions can result in severe penalties for both the Company and the individuals involved. The Company’s Legal Department should be contacted if there is any question of full compliance.
Political contributions by corporations are illegal in the United States, and the Company will not contribute in any fashion to any political party or political candidate. Our employees may not use Company funds, facilities, or services for any political purpose in contravention of this policy. However, this policy does not apply to purely individual contributions by employees, whether through a political action committee or otherwise.
Directors, officers, employees, and members of their immediate families, may not, directly or indirectly, take advantage of inside information, which is any information that is not publicly known and that might be of significance to an investor. The mere disclosure of inside, non-public information may be illegal and could subject the discloser and receiver to criminal penalties. Examples of inside information include any information relating to earnings estimates, changes in previous earnings estimates, stock splits, significant increases or decreases in workload, winning (losing) major contracts, potential acquisitions, mergers,

ETHICS
Corporate Objectives, Policies, and Guidelines for Employee Conduct
important discoveries, significant changes in competitive position, major litigation, and major financial transactions. The preceding list illustrates the types of information that (if known before public release) could affect an investor’s decision whether to purchase, sell, or hold the Company’s stock or the stock of one of our customers or suppliers. If there is any doubt as to your responsibilities, you should seek guidance from the Company’s Legal Department.
It is Company policy to respect copyright laws and observe the terms and conditions of any license agreements to which the Company has agreed. Additional guidance and information is set forth in the Corporate Policy on E-Mail and Internet Usage available on our Intranet.
The Sarbanes-Oxley Act was enacted to protect U.S. investors by improving the accuracy and reliability of public companies’ disclosures (i.e., the financial reports that are routinely required by the federal securities laws). The Company relies on each employee to maintain accurate and complete records to ensure that our financial statements are timely and not misleading in any material respect. Therefore, all Company records must accurately reflect the true and complete nature of all transactions. The Company prohibits false or misleading entries in our records, and employees must follow the generally accepted accounting principles at all times. In particular, our policy requires the following:
•	No undisclosed or unrecorded fund or asset of the Company will be established for any purpose.

•	No false or misleading entries will be made in the books or records of the Company for any reason. No employee will assist in any arrangement that results in any false or misleading entry.

•	No payment or expenditure of the Company will be made without adequate approvals and supporting documentation.

•	No payment or expenditure will be made if any part of the payment or expenditure is to be used, directly or indirectly, for any purpose other than that expressly described by the supporting documentation.

•	Any employee having information concerning any unrecorded fund or asset or any prohibited act must promptly report such matter to the Company’s Legal Department.
If you have any complaints about the Company’s accounting, internal controls or auditing matters, you may contact the Company’s Sarbanes-Oxley Disclosure Committee, the members of which are periodically listed in the Company’s SEC filings, or contact any of the persons on page 12 or the Corporate Help Line.
One important financial record is employee time charge reporting, which serves multiple purposes in the Company including payroll, past collection and direct billing to customers. On Government contracts, incorrect billing based on false time charges can be a criminal offense. Each employee who is responsible for reporting time-worked must accurately document his or her time to the proper charge numbers.
It is Company policy to cooperate with any reasonable request of federal, state, and municipal government investigators. At the same time, Company employees are entitled to the safeguards provided by law, including the representation of counsel when investigators are seeking information concerning Company operations for enforcement or investigatory purposes. Any representative of any government agency who requests an interview or seeks Company data, copies of Company documents, or access to Company files, should be referred to the Company’s Legal Department.

ETHICS
Corporate Objectives, Policies, and Guidelines for Employee Conduct
Shared Value:   We Act With Integrity
Reputable business practices requires the exercise of good judgment, honesty, and high ethical standards at all times.
Company employees must avoid any situation that conflicts with the law and their duty to act in the best interests of the Company. To avoid the appearance of a conflict of interest, the Company prohibits us from personally accepting anything of value from our suppliers or customers. In other words, you should not accept gifts, gratuities, or loans, or accept offers of entertainment, use of facilities, or professional services. You must not accept anything of value that benefits you personally or that would influence your decision with respect to such suppliers or customers. Employees of the Company must avoid any situation that involves a conflict with their duty to, or with any interest of, the Company. We expect our employees to exercise good judgment, honesty, and high ethical standards at all times.
One reason for our Company’s success is that it makes purchases based on best value, which means striving to buy the best-quality materials and services at the lowest possible price. Even the appearance of a conflict of interest will undermine our Company’s ability to negotiate fairly with all of its suppliers; therefore, employees who work directly with Company suppliers and contractors have a special responsibility to avoid actual or apparent conflicts of interest. The Company’s policy is clear: Company employees will not solicit or accept gifts from suppliers in order to avoid the appearance of favoritism, which often raises serious questions of business ethics and potential violations of law.
Approval by the Company’s General Counsel is required before any employee may serve as a director of a company that is a supplier to, or a customer of, the Company.
Similarly, we must be careful that our acts of hospitality do not create the appearance of a conflict of interest, which might impugn the reputation of our business guest or their employer. We need to be especially sensitive regarding our conduct with government employees. There are unique stringent rules that prohibit those employees from accepting hospitalities that may otherwise be appropriate in a purely commercial setting.
To preserve the Company’s reputation for honesty and integrity, each employee has an obligation to advise their senior management or appropriate corporate officers of any issue that might negatively affect our reputation.
Shared Value:   We Deliver Customer Satisfaction
It is very important for all employees to appropriately safeguard the Company’s confidential information and to refuse any improper access to confidential information of any other company, including our competitors. Confidential or proprietary information of our company, and of other companies, includes any information that is not generally disclosed and that is useful or helpful to the company and/or which would be useful or helpful to competitors of the company. We should always be alert to inadvertent disclosures that may arise in either social conversations or in normal business relations with our suppliers and customers.
Our Company continuously invests in providing accurate technical information to help employees properly manufacture products and provide high quality services. In addition to the reliable products and high quality services that we deliver, each of us needs to ensure that our customers always receive accurate and useful technical information. Simply put,

ETHICS
Corporate Objectives, Policies, and Guidelines for Employee Conduct
no one can condone the recording of false or inaccurate technical data. Any employee who suspects that false data was recorded or communicated to a customer or supplier is required to promptly report those concerns using any one of the reporting methods described in the last part of this booklet.
Shared Value:   We Value People
The Company takes pride in its diverse cultures and backgrounds, and recognizes that its continuing success is the sum of all of the Company’s employees. Our team is built on the foundation of trust, which comes naturally from treating one another with respect and dignity.
All employees are encouraged to make recommendations for improving the Company’s methods for achieving its goals and policies.
The Company strives to eliminate any economic and social injustices of discrimination within its operations. The Company does not tolerate discrimination on the basis of race, color, national origin, religion, sex, age, or non-job-related disability, nor will we tolerate sexual harassment of any employee or the creation of a hostile work environment. Violation of this policy will result in disciplinary action.
Shared Value:   We Are Leaders
Each one of us can lead by example — we are all role models in our own right. The Company expects its employees to lead through competence, creativity, teamwork, and strong ethical values.
Both the Company and its communities benefit from employee participation in public service and charitable projects. Employees are encouraged to participate in community organizations and to be active in political and public affairs.
Management employees have a special obligation to monitor and enforce the standards contained in these guidelines, to take appropriate action to prevent violations, to promote an environment of open communication, and to reward the Company’s employees whose conduct exemplifies our shared values.
Reporting Violations
Any employee who suspects a violation of law, regulation or one of the important Company policies summarized in this booklet must report the violation immediately to the employee’s supervisor or other member of Company management. Employees do not need to fear reprisal by making a good faith report; however, if employees feel uncomfortable discussing their concerns with local management, the employee should:
•	Contact your facility’s Ethics Officer,

•	Call the Corporate Help Line, in confidence, at (877) 666-6968, or

•	Contact the Company’s General Counsel, in confidence, at the address and telephone number provided at the end of this booklet.
The Company, to the extent permitted by law and consistent with fair and uniform enforcement of these Guidelines, will keep confidential the identity of anyone reporting a suspected violation in good faith. Likewise, the Company will keep confidential the identity of any person about or against whom allegations of violations are brought, unless it is determined that a violation has occurred.

ETHICS
Corporate Objectives, Policies, and Guidelines for Employee Conduct
Every employee is required to cooperate with internal investigations authorized by the Company’s Legal Department. Employees who fail to cooperate or who obstruct these investigations are subject to discipline, up to and including discharge.
This statement of Corporate policy is intended to be general in scope. Just as with every general rule, there may be exceptions. The exceptions may sometimes derive from specific legal exemptions, but more often will result from a combination of seasoned judgment and consideration of all the pertinent facts. All employees are encouraged to seek the advice of appropriate senior management in matters of Corporate policy and to consult with the Ethics Office or the Company’s Legal Department if there is any doubt about proper conduct.
If you have questions regarding any matter discussed in this booklet, you should contact your facility’s Ethics Officer or one of the following:
1)	Teledyne Technologies Corporate Help Line (877) 666-6968

2)	John T. Kuelbs Executive Vice President, General Counsel and Secretary Email: jtkuelbs@teledyne.com (310) 893-1602

3)	Robyn E. McGowan Corporate Ethics Officer Email: rmcgowan@teledyne.com (310) 893-1640

4)	Ivars R. Blukis Chief Business Risk Assurance Officer Email: iblukis@teledyne.com (310) 893-1616